EXHIBIT 2.4
AMENDMENT
TO THE
SECURITIES PURCHASE AGREEMENT
This AMENDMENT (this “Amendment”) to the Securities Purchase Agreement, dated as of October 31, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Vertiv Corporation, an Ohio corporation (the “Purchaser”), Purge Rite Intermediate, LLC, a Delaware limited liability company (the “Company”), and Purge Rite Holdings, LLC a Delaware limited liability company (the “Seller”), is effective as of December 4, 2025 and prior to the Closing. Capitalized terms used but not defined elsewhere in this Amendment have the meanings ascribed to such terms in the Purchase Agreement.
RECITALS
WHEREAS, Section 12.8 of the Purchase Agreement provides that the Purchase Agreement may be amended by a writing signed by Purchaser and Seller; and
WHEREAS, pursuant to, and in accordance with, Section 12.8 of the Purchase Agreement, Purchaser and Seller desire to amend, restate or supersede, as applicable, the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.Amendment to Section 1.2(b). Clause (y) of Section 1.2(b) is hereby deleted and replaced with the following. For the avoidance of doubt, the rest of Section 1.2(b) shall remain unchanged and in full force and effect.
“(y) a list containing (A) the name of each Optionholder, and (B) the portion of the Option Proceeds each such Optionholder will be entitled to receive as a result of the Closing (including breakdown calculations by Optionholder of the amounts required to be withheld therefrom under applicable Law (including the employer-paid portion of any employment or payroll, social security, unemployment or similar Taxes) that become payable in connection with the payment thereof) (the “Payment Spreadsheet”).”

2.Amendment to Section 1.5(b)(i). Section 1.5(b)(i) is replaced in its entirety with the following.
“If the Purchase Price as finally determined pursuant to Section 1.5(a) is greater than the Estimated Purchase Price, the Purchaser shall promptly pay to the Seller the amount of such excess pursuant to Section 1.5(c); provided, that the portion of such excess amount constituting Option Proceeds (as determined by the Adjustment Proceeds Spreadsheet) and the Employer Tax Amount shall be delivered to the Company or its applicable Subsidiary, which shall pay such Option Proceeds to such Optionholders in accordance with the Adjustment Proceeds Spreadsheet, less any applicable withholding Taxes, through its payroll system promptly following delivery of the applicable payment amount to Seller pursuant to Section 1.5(c) and deliver the Employer Tax Amount to the appropriate Governmental Authority.”

3.Amendment to Section 1.5(c). The penultimate sentence of Section 1.5(c) is replaced in its entirety with the following. For the avoidance of doubt, the rest of Section 1.5(c) shall remain unchanged and in full force and effect.
“In the event that there is any payment due and owing to the Seller pursuant to Section 1.5(b)(i) or there are any funds remaining in the Adjustment Escrow Funds following the payment of any amounts determined pursuant to Section 1.5(b) to be owing to the Purchaser (if any), the Seller will deliver to the Purchaser within three Business Days following the final determination of the Purchase Price a list containing (A) the name of each Optionholder, and (B) the portion of the Option Proceeds each such Optionholder will be entitled to receive from such amounts (the “Adjustment Proceeds Spreadsheet”). Immediately following the payment of any amounts determined pursuant to Section 1.5(b) to be owing to the Purchaser (if any), the Seller and the Purchaser will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (x) to the Company or its applicable Subsidiary the portion of remaining Adjustment Escrow Funds (if any) constituting Option Proceeds (as determined solely based on the Adjustment Proceeds Spreadsheet) and the Employer Tax Amount, and the Company or its applicable Subsidiary shall pay such Option Proceeds to such Optionholders in accordance with the Adjustment Proceeds Spreadsheet, less any applicable withholding Taxes, through its payroll system promptly following delivery of such amount by the Escrow Agent to the Company or its applicable Subsidiary and deliver the Employer Tax Amount to the appropriate Governmental Authority, and (y) to the Seller all remaining Adjustment Escrow Funds (if any) to an account or accounts designated by the Seller, in accordance with the terms of the Escrow Agreement.”

4.Amendment to Section 1.6(d). Section 1.6(d) is replaced in its entirety with the following.
“Not later than 15 calendar days following the date on which the Earnout Amount becomes final pursuant to Section 1.6(a), Section 1.6(c), or otherwise by a writing signed by each of Purchaser and Seller, Purchaser shall pay to Seller such Earnout Amount (such date, the “Earnout Payment Date”), if any, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller; provided, that (x) the Seller will deliver to the Purchaser no later than 12 calendar days following the date on which the Earnout becomes final pursuant to Section 1.6(a), Section 1.6(c), or otherwise by a writing signed by each of Purchaser and Seller a list containing (A) the name of each Optionholder, and (B) the portion of the Option Proceeds each such Optionholder will be entitled to receive from the Earnout Amount (the “Earnout Proceeds Spreadsheet”), and (y) the portion of such Earnout Amount constituting Option Proceeds (as determined solely based on the Earnout Proceeds Spreadsheet) and the Employer Tax Amount shall be delivered by Purchaser to the Company or its applicable Subsidiary, which shall pay such Option Proceeds to such Optionholders in accordance with the Earnout Proceeds Spreadsheet, less any applicable withholding Taxes, through its payroll system promptly following the Earnout Payment Date but in any event not later than the next normal payroll date of the Company that follows the Earnout Payment Date and deliver the Employer Tax Amount to the appropriate Governmental Authority. In the event that the Earnout Amount is not paid to, or as directed by Seller, on or prior to the Earnout Payment Date, then the Earnout

Amount shall accrue interest at a rate of 10% per annum from the last day of the Earnout Period until the date of payment.”

5.Amendment to Section 1.6(f). The phrase “the Payment Spreadsheet” shall be replaced with the phrase “the Earnout Proceeds Spreadsheet” in each place where such phrase is used in Section 1.6(f). For the avoidance of doubt, the rest of Section 1.6(f) shall remain unchanged and in full force and effect.
6.Amendment to Section 6.10. The phrase “the Payment Spreadsheet” shall be replaced with the phrase “the Payment Spreadsheet, the Adjustment Proceeds Spreadsheet or the Earnout Proceeds Spreadsheet” in each place where such phrase is used in Section 6.10. For the avoidance of doubt, the rest of Section 6.10 shall remain unchanged and in full force and effect.
7.Other Optionholder Payments. The Purchaser agrees to reasonably cooperate (and to cause the Company and its Subsidiaries to reasonably cooperate) in connection with effecting via payroll any payment to the Optionholders of the Purchase Price retained by Seller after the Closing reasonably requested by the Seller. In connection with any such payment, (x) the Seller shall deliver to the Purchaser a list including (A) the name of each Optionholder, and (B) the portion of the Option Proceeds each such Optionholder will be entitled to receive from such payment and Seller shall deliver (y) the portion of such payment constituting Option Proceeds (as determined solely based on the list described in the foregoing clause (x)) and the Employer Tax Amount to Purchaser, which shall be delivered by Purchaser to the Company or its applicable Subsidiary, which shall pay such Option Proceeds to such Optionholders in accordance therewith, less applicable withholding Taxes, through its payroll system promptly following delivery of such amounts to the Purchaser but in any event not later than the next normal payroll date that follows not fewer than three Business Days the delivery of such amounts to the Purchaser. Seller acknowledges and agrees that all payments and payment details pursuant to this paragraph 7 will constitute payments and payment details of the Payment Spreadsheet, Adjustment Proceeds Spreadsheet and the Earnout Proceeds Spreadsheet for purposes of Section 6.10 of the Purchase Agreement.
8.Earnout Retention Bonus Plan. The Purchaser agrees to reasonably cooperate (and to cause the Company and its Subsidiaries to reasonably cooperate) in connection with effecting via payroll any payments due and payable to employees of the Company or its Subsidiaries pursuant to that certain Earnout Retention Bonus Plan of the Seller adopted as of the date hereof and effective as of the Closing Date (the “Earnout Retention Bonus Plan”), subject to Seller’s compliance with the terms and conditions of thereof. In connection with any such payments, (x) the Seller shall deliver to the Purchaser a list including (A) the name of each bonus recipient, and (B) the amount such bonus recipient is entitled to receive from the Earnout Retention Bonus Plan (and in connection with the last sentence of Section 6.10 of the Purchase Agreement, the Purchaser shall deliver to Seller the calculation of the Employer Tax Amount (as determined solely based on the list described in the foregoing clause (x)) and (y) the aggregate bonus amount and Employer Tax Amount shall be delivered by the Seller to the Company or its applicable Subsidiary, which shall pay such bonus amounts to such bonus recipients in accordance therewith, less any applicable withholding Taxes, through its payroll system promptly following delivery of such amounts to the Company or its Subsidiary but in any event not later than the next normal payroll date that follows not fewer than three Business Days the delivery of such amounts to the Company or its Subsidiary. Seller acknowledges and agrees that all payments and payment details pursuant to this paragraph 8 will constitute payments and payment details of the Payment Spreadsheet, Adjustment Proceeds Spreadsheet and the Earnout Proceeds Spreadsheet for purposes of Section 6.10 of the Purchase Agreement.
9.General Provisions.
(a)Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Purchase Agreement shall remain unchanged and in full force and effect as written, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Purchase Agreement. The amendments provided in this Amendment shall be applicable solely with respect to those matters expressly provided herein and no other amendments, waivers or consents may be construed or implied.

This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties to the Purchase Agreement.
(b)References to the Purchase Agreement. After giving effect to this Amendment, each reference in the Purchase Agreement or any Ancillary Agreement to “this Agreement”, and “hereof”, “herein”, “hereto”, “hereunder” and words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Purchase Agreement (as amended hereby) and references in the Purchase Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to October 31, 2025.
(c)Other Miscellaneous Terms; Entire Agreement. The provisions of Article XII (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment. To the extent of any conflicts between this Amendment and the Purchase Agreement with respect to the subject matter hereof, the terms of this Amendment shall prevail. This Amendment, together with all documents referenced herein, represents the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or thereto, or between any of them, with respect to the subject matter hereof and thereof.
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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

COMPANY:	PURGE RITE INTERMEDIATE, LLC By: /s/ Kevin Crook Name: Kevin Crook Its: President
PURCHASER:	VERTIV CORPORATION By: /s/ Robert M. Wolfe Name: Robert M. Wolfe Its: Vice President
SELLER:	PURGE RITE HOLDINGS, LLC By: /s/ Kevin Crook Name: Kevin Crook Its: President

[Signature Page to Amendment to Purchase Agreement]